Exhibit 10.1

Bank of America, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036	Crédit Agricole Corporate and Investment Bank 1301 Avenue of the Americas New York, New York 10019

July 30, 2012

Chicago Bridge & Iron Company N.V.
2103 Research Forest Drive
The Woodlands, TX 77380

Attention:  Philip K. Asherman,
President and Chief Executive Officer

Project Jewel

Ladies and Gentlemen:

You (“Crystal” or “you”) have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”), Crédit Agricole Corporate and Investment Bank (“CACIB”)  that you intend to acquire (the “Acquisition”) all of the stock of a publicly-traded company previously identified to us and code-named “Sapphire” (the “Company”) pursuant to that certain Transaction Agreement dated as of July 30, 2012 (as in effect on the date hereof, the “Transaction Agreement”) by and among Crystal, Crystal Merger Subsidiary Inc., a Louisiana corporation, and the Company.  Capitalized terms used but not defined herein have the meanings assigned to them in the Summaries of Terms (as defined below).

In connection with the foregoing, you have also advised the Commitment Parties (as hereinafter defined) that you intend to finance the Acquisition, fund costs and expenses related to the Transaction (as hereinafter defined) and finance the ongoing working capital needs and other general corporate purposes of Crystal and its subsidiaries after consummation of the Acquisition in part from: (a) at least 0.12883 newly issued shares of Crystal common stock per existing share of Company stock will be paid to the Company’s shareholders as consideration for the acquisition (the “Equity Consideration”), (b) up to $1,000.0 million in the form of a senior unsecured term loan facility (the “Term Facility”) of Crystal having the terms set forth on Exhibit B hereto (the “Term Facility Summary of Terms”), (c) Crystal’s Third Amended and Restated Credit Agreement dated as of July 23, 2010, as amended by Amendment No. 1 dated as of October 14, 2011 (the “Existing Revolver”) and as further amended to incorporate the terms set forth on Exhibit D hereto (the “Revolver Amendment Summary of Terms”) and such other amendments (if any) that (x) only require the approval of the Required Lenders (as defined in the Existing Revolver) under the terms of the Existing Revolver and (y) are reasonably necessary to permit the Transaction on the terms contemplated hereby (such amendment, the “Revolver Amendment”) or, if the Revolver Amendment is not obtained at least one business day prior to the closing date of the Acquisition, or if at any time the Lead Arrangers (as hereinafter defined) in their sole discretion determine that the Revolver Amendment is not likely to be obtained, a revolving credit facility (the “Backstop Revolver”) of up to $1,100.0 million having substantially the same terms as those of the Existing Revolver as amended to give effect to the Revolver Amendment (but with no provision to permit increases in commitments thereunder from $1,100.0 million), (d) a new revolving facility (the “Additional Revolver” and, together with the Term Facility, the “Senior Credit Facilities”) of $400.0 million having the terms set forth on Exhibit C (the “Additional Revolver Summary of Terms”) and (e)(i) up to $300.0 million (as reduced by amounts of the Senior Notes referred to below in excess of $500.0 million) in gross proceeds from the issuance and sale by Crystal of unsecured convertible notes (the “Convertible Notes”) and (ii) at least $500.0 million in gross proceeds from the issuance and sale by Crystal of senior unsecured notes (the “Senior Notes” and, together with the Convertible Notes, the “Notes”) or, to the extent that any of the proceeds or financings referred to in clauses (e)(i) or (e)(ii) above are not obtained, up to $800.0 million of bridge loans (the “Bridge Loans”) under a senior unsecured bridge facility (the “Bridge Facility” and, together with the Term Facility, the Backstop Revolver and the Additional Revolver, the “Facilities”) having the terms set forth on Exhibit A hereto (the “Bridge Summary of Terms” and together with the Term Facility Summary of Terms, the Additional Revolver Summary of Terms, the Revolver Amendment Summary of Terms and the summary of conditions precedent attached as Exhibit E hereto, the “Summaries of Terms”); provided  that in the event that Crystal obtains (x) commitments funded or that may be funded for loans in excess of $450.0 million in respect of the Additional Revolver or (y) commitments in excess of $1,000.0 million in respect of the Term Facility, such excess commitments shall reduce the Bridge Facility on a dollar-for-dollar basis (such reduction, the “Bridge Facility Reduction”).  The Acquisition, any issuance by Crystal of its common equity to consummate the Transaction or refinance any debt issued to consummate the Transaction (the “Equity Issuance”), the entering into and funding of the Term Facility, the issuance and placement of the Notes, the entering into and funding of the Bridge Facility, the Revolver Amendment, the entering into and funding of the Additional Revolver and the entering into and funding of the Backstop Revolver are hereinafter collectively referred to as the “Transaction”.

Bank of America will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for each of the Facilities, and Bank of America is pleased to advise you of its several (and not joint) commitment to lend (a) up to 60% of the principal amount of the Bridge Facility, (b) up to 50% of the principal amount of the Term Facility, and (c) up to 50% of the principal amount of the Additional Revolver, in each case upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summaries of Terms.  CACIB will act as the sole syndication agent for each of the Facilities, and CACIB (together with Bank of America, each, in its capacity in respect of its commitments for the Facilities as described herein, an “Initial Lender”) is pleased to advise you of its several (and not joint) commitment to lend (a) up to 40% of the principal amount of the Bridge Facility, (b) up to 50% of the principal amount of the Term Facility and (c) up to 50% of the principal amount of the Additional Revolver, in each case upon and subject to the terms and conditions set forth in this letter and in the Summaries of Terms.  Each of the Initial Lenders is also pleased to advise you of its several, and not joint, commitment to do one of the following (and the election of which such actions to take shall be in the Initial Lenders’ sole discretion) (collectively, the “Backstop Actions”):  (x) assume from lenders under the Existing Revolver (at a price no higher than par, in the case of any funded amounts) commitments and loans under the Existing Revolver in an amount sufficient to permit the Initial Lenders, together with any existing lenders that agree to consent to the revolver amendment, to provide the Required Consent, provided  that the first $10.0 million of such commitments and loans shall be assumed by CACIB and any additional amounts shall be assumed by the Initial Lenders on a pro rata basis, 50% by Bank of America and 50% by CACIB, or (y) in the case of Bank of America, provide 50% of the Backstop Revolver, and in the case of CACIB, provide 50% of the Backstop Revolver.  Each of MLPFS and CACIB is pleased to advise you of its willingness, as a joint lead arranger and joint book manager (in such capacities, the “Lead Arrangers”; the Lead Arrangers together with the Initial Lenders, the “Commitment Parties”), to use its commercially reasonable efforts to form a syndicate of financial institutions (collectively, the “Lenders”) in consultation with you for the Term Facility, the Backstop Revolver, the Additional Revolver and the Bridge Facility and to solicit the consent (the “Required Consent”) of lenders holding a majority of the commitments under the Existing Revolver to the Revolver Amendment; provided that in the case of the Backstop Revolver and the Additional Revolver, such syndicate of financial institutions, other than (x) financial institutions that are existing lenders under any of your existing credit facilities and (y) certain lenders under existing credit facilities of the Company as agreed between you and us prior to the date hereof (the financial institutions and lenders referred to in clause (x) or (y), collectively, the “Pre-Approved Lenders”) (each of which shall be deemed acceptable to you), shall be subject to your consent (such consent not to be unreasonably withheld); provided  further  that (a) in connection with any Initial Lender’s assignment of its commitments in respect of any of the Facilities hereunder to other financial institutions, other than assignments of commitments in respect of the Bridge Facility to Pre-Approved Lenders, to the extent any such other financial institution shall fail to fund on the Closing Date the commitment so assigned to it, the Initial Lenders shall be obligated to fund such commitment on the Closing Date ratably in accordance with their respective commitments hereunder and without duplication, (b) in the event that any Lender fails to fund its commitment in respect of the Term Facility or Additional Revolver on the Closing Date, the Initial Lenders shall be obligated to fund such commitment on the Closing Date ratably in accordance with their respective commitments hereunder.

No additional agents, co-agents, bookrunners, book managers or arrangers will be appointed and no other titles will be awarded without our prior written approval.  It is agreed that MLPFS shall have “left” placement and CACIB shall have “right” placement on all marketing materials related to the Facilities and will exercise the rights and perform the duties customarily associated with such placement.

The commitments of the Initial Lenders hereunder and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the following conditions precedent: (a) the negotiation, execution and delivery of definitive documentation for the Facilities consistent with the Summaries of Terms and otherwise reasonably satisfactory to the Commitment Parties; (b) since the date of the Transaction Agreement, there shall not have been any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Exhibit E); and (c) the satisfaction or waiver of the other conditions precedent set forth in the Summaries of Terms under the paragraphs titled “Conditions Precedent to Closing” and on Exhibit E hereto.  There shall be no conditions to closing and the initial funding other than those expressly referred to in this paragraph.

The Lead Arrangers intend to commence syndication of the Facilities and solicitation of the Required Consent promptly upon your acceptance of this Commitment Letter and the Fee Letter, and subject to the last two provisos to the third preceding paragraph, the commitment of the Initial Lenders hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from the Lenders.  You agree to assist the Lead Arrangers in achieving the Required Consent and a syndication of the Facilities that is reasonably satisfactory to the Lead Arrangers and you, it being understood that completion of a syndication is not a condition to the Commitment Parties’ commitment hereunder.  Such assistance shall include providing and causing your advisors to provide the Commitment Parties and the other Lenders upon request with all information reasonably deemed necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby and your and the Company’s respective assets and businesses (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of a customary confidential information memorandum (the “Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Facilities and the Required Consent (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing banking relationships and the existing banking relationships of the Company and (d) otherwise assisting the Commitment Parties in their syndication efforts, including by making your officers and advisors available from time to time upon reasonable advance notice to attend and participate at one or more meetings of prospective Lenders.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders, including Pre-Approved Lenders, and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in any Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms.  It is also understood and agreed that the allocation and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

You represent, warrant and covenant that (subject, however, to the best of your knowledge with respect to information and Projections relating to the Company) (a) all financial projections concerning Crystal and its subsidiaries that have been or are hereafter made available to the Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions that were reasonable at the time when made and at the time such Projections were furnished to the Lead Arrangers (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular Projection will be realized) and (b) all information, other than Projections and information of a general economic or industry nature, taken as a whole, which has been or is hereafter made available to the Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction, as and when furnished, is and will be (as of the date made available) complete and correct in all material respects and does not and will not (as of the date made available) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made.  You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Facilities and, if requested by us, for such period thereafter as is necessary to complete the syndication of the Facilities (it being understood that in no event shall such period extend beyond 60 days after the Closing Date) so that the representation, warranty and covenant in the immediately preceding sentence is correct as if the information were being furnished, and such representation, warranty and covenant were being made, on such date.  In issuing this commitment and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to Crystal or its affiliates or the Company or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI concerning Crystal or its affiliates or the Company or its affiliates, or the respective securities of any of the foregoing (the “Public Information Materials”) to be distributed to prospective Public Lenders.

It is understood that, in connection with your assistance described above, customary authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation by you to the Lead Arrangers that the Public Information Materials do not include MNPI concerning Crystal or its affiliates or the Company or its affiliates, or the respective securities of any of the foregoing and other customary representations as to the information contained in such Information Materials.  In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC” and any Public Information Materials not marked “PUBLIC” shall be deemed suitable only for distribution to prospective Lenders who wish to receive MNPI.

You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities or the Revolver Amendment and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to any of the Facilities and the Revolver Amendment.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you.  You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

By executing this Commitment Letter, you agree to reimburse each Commitment Party from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Lead Arrangers and the Administrative Agent and (b) due diligence expenses) incurred in connection with any of the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby and any enforcement thereof.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless Bank of America, MLPFS, CACIB and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) any Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Party’s or any of its affiliates that are directly involved in the Transaction.  Your obligation to reimburse legal expenses pursuant hereto shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Parties (and, if reasonably necessary, one local counsel in any relevant jurisdiction and one special counsel in any relevant specialty) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one local counsel in any relevant jurisdiction and one special counsel in any relevant specialty) for each group of persons similarly situated subject to such conflict.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of your direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Party’s or any of its affiliates that are directly involved in the Transaction.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for your direct or actual damages resulting directly and primarily from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you and the Commitment Parties of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors retained by you in connection with the Facilities or the Acquisition or as otherwise required by law or as may be compelled in a judicial or administrative proceeding, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (unless otherwise stated herein and then only on such stated terms) after your acceptance of this Commitment Letter and the Fee Letter, (i) in any prospectus, offering memorandum or confidential information memorandum relating to any permanent financing, (ii) to the extent requested by them, to any ratings agencies, on a confidential basis, (iii) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (which filings may include the amount of fees in a line item for general transaction fees and expenses in connection with the Acquisition and Transaction) and (iv) to the Company and its directors, officers, employees, accountants, attorneys and other professional advisors retained by the Company in connection with the Acquisition and informed of the confidential nature thereof (including a version of the Fee Letter redacted in a manner reasonably acceptable to the Lead Arrangers).  The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you and any Guarantor, which information includes your and each Guarantor’s name and address and other information that will allow the Commitment Parties, as applicable, to identify you and each Guarantor in accordance with the Act.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours.  The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information.  The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from the Company or any other customer.  Subject to the immediately succeeding paragraph, in connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.  Each Lead Arranger may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated hereby, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Lead Arranger hereunder.

Each Commitment Party will treat as confidential all confidential information provided to it by or on behalf of Crystal hereunder; provided  that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants, (ii) to its officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants on a confidential basis, (iii) as may be compelled in judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law and as practicable to inform you promptly thereof), (iv) as requested by any state, federal or foreign authority or examiner regulating banks or banking or self-regulatory body, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vi) to any of its affiliates on a confidential basis, (vii) for purposes of establishing a “due diligence” defense and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than Crystal, which it has no reason to believe has any confidentiality or fiduciary obligation to Crystal with respect to such information; provided  that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Lead Arrangers or customary market standards for dissemination of such types of information; provided  further  that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof, and (ii) the execution and delivery of definitive documentation by the parties thereto, at which time any confidentiality undertaking in the definitive documentation shall supersede the provisions in this paragraph.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (a) (i) the arranging and other services described herein regarding the Facilities and the Revolver Amendment are arm’s-length commercial transactions between you, on the one hand, and Bank of America and MLPFS and CACIB, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and MLPFS and CACIB each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor MLPFS nor CACIB has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and MLPFS and CACIB, and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS and CACIB have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and MLPFS and CACIB with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any definitive documentation for any Facility or the Revolver Amendment shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summaries of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the internal laws of the State of New York.  Each of you, Bank of America, MLPFS and CACIB hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof.

Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and the Fee Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter (including the Summaries of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, CACIB, you and your affiliates with respect to the Facilities and the Revolver Amendment and supersedes all prior agreements and understandings relating to the specific matters hereof.  No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.  This Commitment Letter is not assignable by Crystal without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.  The Commitment Parties may assign their commitments and agreements hereunder, in whole or in part, to (x) any of their respective affiliates and (y) subject to the applicable requirements and limitations set forth above, to any proposed Lender prior to the Closing Date with respect to each Facility.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on July 31, 2012 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summaries of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements.  Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) April 30, 2013 (which date shall be extended to June 30, 2013 if the Outside Date (as defined in the Transaction Agreement) shall have been extended to June 30, 2013 pursuant to Section 8.1(b)(i) of the Transaction Agreement as in effect on the date hereof) unless definitive documentation for the Facilities is executed and delivered prior to such date, (b) the closing of the Acquisition without the use of the Facilities, and (c) the termination of the Transaction Agreement prior to closing of the Acquisition in accordance with its terms.  In consideration of the time and resources that the Commitment Parties will devote to the Facilities, you agree that, except with respect to Excluded Debt (as defined in Exhibit A hereto), until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing credit facility or facilities for Crystal and its subsidiaries with respect to the matters contemplated by this Commitment Letter.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:        /s/ Matthew Greenbach

            Name:   Matthew Greenbach

            Title:     Director

MERRILL LYNCH, PIERCE, FENNER & SMITH

                                                                                                INCORPORATED

By:        /s/ Chris Newton

            Name:   Chris Newton

            Title:      Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:        /s/ Page Dillehunt

            Name:   Page Dillehunt

            Title:     Managing Director

By:        /s/ Gary S. Herzog

            Name:   Gary S. Herzog

            Title:     Managing Director

Accepted and agreed to

as of the date first above written:

CHICAGO BRIDGE & IRON COMPANY N.V.

By:  CHICAGO BRIDGE & IRON COMPANY B.V.

By:        /s/ Philip K. Asherman

            Name:   Philip K. Asherman

            Title:     President and Chief Executive Officer

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

$ 800.0 MILLION BRIDGE FACILITY

Borrower:                            Chicago Bridge & Iron Company (Delaware), a Delaware corporation (the “Borrower”).

Guarantors:                        The obligations of the Borrower under the Bridge Facility will be guaranteed by Crystal and each of the existing and future direct and indirect subsidiaries of Crystal that is a guarantor or co-borrower in respect of the Existing Revolver, as amended by the Revolver Amendment.  The scope and provision of all guarantees provided by foreign subsidiaries shall be subject to the absence of adverse tax consequences and all applicable legal limitations, including without limitation, general statutory limitations, maintenance of capital, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, retention of title claims and similar laws and rules and regulations that limit the ability of a guarantor to provide a guarantee or may require that its guarantee by limited in scope; provided  that any subsidiary that provides a guaranty under the Existing Revolver or any other material indebtedness of Crystal shall in any event provide a guaranty of the Bridge Facility for so long as such other guaranty remains in effect.

Administrative

Agent:                                    Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

Joint Lead Arrangers and

Joint Book Managers:        Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) and Crédit Agricole Corporate and Investment Bank (“CACIB”) will act as joint lead arrangers and joint book managers (the “Lead Arrangers”).

Lenders:                                A syndicate of financial institutions (including Bank of America and CACIB) arranged by the Lead Arrangers, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the “Lenders”).

Bridge Facility:                  An aggregate principal amount of up to $800.0 million (subject to the Bridge Facility Reduction) will be available in a single drawing on the Closing Date.

Purpose:                                The proceeds of the Bridge Facility shall be used to finance the Acquisition and to pay fees and expenses in connection therewith.

Closing Date:                       The date of initial funding under the Bridge Facility, on or before April 30, 2013 (which date shall be extended to June 30, 2013 if the Outside Date (as defined in the Transaction Agreement) shall have been extended to June 30, 2013 pursuant to Section 8.1(b)(i) of the Transaction Agreement as in effect on the date hereof) (the “Closing Date”).

Interest Rates:                    As set forth in Addendum I.

Maturity:                             The Bridge Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days from the Closing Date.

Optional

Prepayments

and Commitment

Reductions:                          The Borrower may prepay the Bridge Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.  The unutilized portion of the commitments under the Bridge Facility may be irrevocably reduced or terminated by the Borrower in whole or in part without penalty.

Mandatory Prepayments

and Commitment

Reductions:                          The Borrower shall prepay the Bridge Facility with (and, prior to the Closing Date, the commitments of the Lenders in respect of the Bridge Facility shall be automatically and permanently reduced, in an amount equal to, in addition to (but without duplication to) the Bridge Facility Reduction): (a) 100% of all Net Cash Proceeds from sales of property and assets of Crystal and its subsidiaries (including the equity interests of any subsidiary of Crystal) (excluding (i) sales of inventory or other assets in the ordinary course of business, (ii) the sale or disposition of cash or cash equivalents, (iii) the sale, exchange or other disposition of accounts receivable in connection with the compromise, settlement or collection thereof, (iv) any Net Cash Proceeds from sales of assets by, or of the equity interests of, Nuclear Energy Holdings, L.L.C. (“NEH”) or any other unrestricted subsidiary and (v) other dispositions not in excess of $75.0 million in the aggregate), (b) 100% of all Net Cash Proceeds from the issuance of additional equity interests of Crystal (excluding (i) an issuance of the common equity of Crystal to the Company’s shareholders as consideration for the Acquisition, (ii) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other nonemployee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, performance stock units, restricted stock units, warrants or other equity awards, (iii) other issuances of common equity not to exceed $200 million and (iv) pursuant to dividend reinvestment programs) and (c) 100% of all Net Cash Proceeds from the issuance or incurrence after the date of the Commitment Letter (whether before or after the Closing Date) of additional debt for borrowed money (including, without limitation, debt that is convertible into equity) of Crystal or any of its subsidiaries (other than Excluded Debt (as defined below)).

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                                                 For the purposes hereof, “Excluded Debt” means (i) intercompany indebtedness among Crystal and/or its subsidiaries (including cash overdrafts as part of Crystal’s global cross currency pooling program), (ii) any trade or customer finance-related financing in the ordinary course of business, (iii) borrowings and letters of credit under uncommitted credit facilities, (iv) drawings and letter of credit issuances under and refinancing, amendment or amendment and restatement of the Series C Letter of Credit Facility (without increase in the principal amount) and (v) borrowings under the Term Facility on the Closing Date, Existing Revolver, the Additional Revolver and/or the Backstop Revolver.

                                                For the purposes hereof, “Net Cash Proceeds” means with respect to any asset sale, equity issuance or debt issuance, (a) the cash and cash equivalents actually received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out‑of‑pocket expenses paid in connection with such event by Crystal and its subsidiaries, including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees, in each case, actually incurred in connection therewith, (ii) the amount of all taxes (including taxes attributable to the repatriation of such cash proceeds from a foreign subsidiary of Crystal) paid (or reasonably estimated to be payable) by Crystal and its subsidiaries and (iii) in the case of an asset sale, (A) the amount of all payments required to be made by Crystal and its subsidiaries as a result of such event to repay obligations secured by such assets and (B) the amount of any reserves established by Crystal and its subsidiaries in good faith to fund purchase price adjustment, indemnification and similar contingent liabilities in connection therewith; provided that, if Crystal or any of its subsidiaries receive proceeds that would otherwise constitute Net Cash Proceeds from any asset sale, then so long as at the time of receipt of such Net Cash Proceeds and at the proposed time of the reinvestment or commitment to reinvest such Net Cash Proceeds, no Event of Default shall be continuing, Crystal or such subsidiary may use, or commit to use, any portion of such proceeds (the “Reinvestment Amount”) to acquire, construct, improve, upgrade or repair assets useful in the business of Crystal or its subsidiaries or to consummate any business acquisition, and in each case, the Reinvestment Amount shall not constitute Net Cash Proceeds until, and except to the extent (but shall then be deemed to have been received to such extent and shall constitute Net Cash Proceeds and not be covered by this proviso), (A) not so used (or committed to be used) within the 180-day period of receipt of such proceeds or (B) if committed to be used within such 180-day period, not so used within the maximum period contemplated in the relevant agreement for the consummation thereof.

Conditions Precedent

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To Closing:                           The closing and the initial extension of credit under the Bridge Facility will be subject to (i) satisfaction of the conditions precedent set forth in the Commitment Letter and on Exhibit E to the Commitment Letter and (ii) the Specified Representations (as hereinafter defined) being true and correct at the time of and after giving effect to the extensions of credit under the Bridge Facility on the Closing Date.  The representations and warranties, covenants (including affirmative, negative and financial covenants) and events of default under the Bridge Facility will apply from the execution of the definitive documentation in respect of the Bridge Facility; provided  that the accuracy of such representations and warranties, the compliance with such covenants and the absence of such defaults and events of default shall not be a condition to the funding the Bridge Facility on the Closing Date and shall not give the Administrative Agent or any Lender the ability to terminate the commitments prior to the funding of the Bridge Facility on the Closing Date.  “Specified Representations” means the representations and warranties relating to organization, corporate status, requisite power and authority; due authorization, execution and delivery and enforceability of the Bridge Facility; no conflict of the Bridge Facility with organizational documents; solvency; PATRIOT Act; OFAC; anti-terrorism and anti-money laundering; Investment Company Act status; margin stock regulations; and status of the Bridge Facility as senior debt in relation to any subordinated debt.

Representations

and Warranties:                 Substantially identical to the Existing Revolver, as amended by the Revolver Amendment, with the addition of a representation and warranty as to OFAC and Patriot Act.

Covenants:                           Affirmative and negative covenants will be substantially identical to those set forth in the Existing Revolver, as amended by the Revolver Amendment, with additional restrictions on transactions with Unrestricted Subsidiaries and changes necessary to permit the Transaction.

Financial covenants to consist of the following, with financial definitions to be substantially identical to those set forth in the Existing Revolver, as amended by the Revolver Amendment (with add-backs for costs and expenses relating to the Transaction and related restructuring and integration costs to be agreed upon):

•         Minimum Net Worth identical to the corresponding covenant set forth in the Existing Revolver, with an automatic increase in the event that the minimum net worth covenant in any material debt of the Borrower at any time is higher.

•         Minimum Fixed Charge Coverage Ratio of 1.75:1.00 identical to the corresponding covenant set forth in the Existing Revolver, as amended by the Revolver Amendment.

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•         Maximum Leverage Ratio of 3.25:1.00 with a step-down described in Exhibit D.

Each of the ratios referred to above will be calculated on a pro forma consolidated basis for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such calculation of Fixed Charge Coverage Ratio shall be made for the period of time since the Closing Date and, where appropriate, annualized.  The Maximum Leverage Ratio referred to above will be tested on and after the Closing Date; the other ratios referred to above will be first tested as of the end of the first fiscal quarter ended after the Closing Date.  The calculation of all financial ratios will not give effect to any indebtedness of NEH.

Events of Default:              Substantially identical to the Existing Revolver, as amended by the Revolver Amendment.

Unrestricted Subsidiaries:           NEH is not subject to any of the representations and warranties, covenants, (including affirmative, negative and financial covenants) or events of default.

Assignments and

Participations:                    Assignments:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in a minimum amount equal to $5 million.

                                                Consents:  The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation) or (iii) the assignment is in connection with the primary syndication of the Bridge Facility.  The Borrower’s consent will be deemed to have been received if the Borrower fails to respond within ten business days to a request for assignment.  The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender.  Notwithstanding anything herein to the contrary, prior to the Closing Date, no Lender, other than the Initial Lenders, shall be permitted to assign their commitments under the Bridge Facility to any person other than a Pre-Approved Lender without the consent of the Borrower in the Borrower’s sole discretion.

                                                Assignments Generally:  An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.  Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

5

                                                Participations:  Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, or maturity date.

Waivers and

Amendments:                        Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of at least three Lenders (unless at such time there are fewer than three Lenders) holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Bridge Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of conditions precedent to the initial credit extension under the Bridge Facility, (ii) the amendment of pro rata sharing provisions, and (iii) the amendment of the voting percentages of the Lenders and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Indemnification:                 The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such indemnified party’s gross negligence or willful misconduct.  This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:                   State of New York.

Pricing/Fees/

Expenses:                               As set forth in Addendum I.

Other:                                   Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.  The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions (including with respect to Dodd-Frank and Basel III).  The agency and related provisions will conform to Bank of America’s policies when it acts as Administrative Agent.

6

ADDENDUM I

PRICING, FEES AND EXPENSES

Interest Rates:                    At the Borrower’s option, any loan under the Bridge Facility will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, as determined in accordance with the pricing grid set forth below or (ii) the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the Bank of America prime rate and (c) three-month LIBOR plus 1.00% plus the Base Rate Margin (as defined below).

The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the Lenders, such other period that is twelve months or less, subject to availability.  Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Ticking Fee:                          The Borrower will pay to the Administrative Agent for the ratable benefit of the Lenders, a ticking fee of 0.30% per annum, calculated on the basis of actual number of days elapsed in a year of 360 days, on the aggregate amount of the Bridge Facility, (i) such fee to accrue from and after the date of acceptance by the Borrower of the commitment of such Lender until the earlier to occur of the initial funding of the Bridge  Facility and the termination of the commitments under the Commitment Letter in respect of the Bridge Facility (such earlier date, the “Termination Date”) and (ii) such fee to be payable on the Termination Date.

Duration Fees:                       The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders under the Bridge Facility, a duration fee on the dates and in the amounts indicated below, calculated on the aggregate principal amount of the Bridge Loans outstanding on such dates:

Date	(bps)
90 days after the Closing Date	50.0
180 days after the Closing Date	100.0
270 days after the Closing Date	150.0

Pricing Grid:                        The Applicable Margin for LIBOR Loans shall be, at any time, the rate per annum set forth in the table below determined by reference to the number of days elapsed since the Closing Date as set forth below.  The Base Rate Margin shall be a margin 100 bps lower than the Applicable Margin then in effect pursuant to the following table.

Days since Closing Date	Applicable Margin (bps)
0-90	225.0
91-180	275.0
181-270	325.0
271 and thereafter	375.0

Calculation of

Interest and Fees:               Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield

Protection:                          Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:                               The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arrangers, regardless of whether or not the Bridge Facility is closed.  The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

2

EXHIBIT B

SUMMARY OF TERMS AND CONDITIONS

$1,000.0 MILLION TERM FACILITY

Borrower:                            Chicago Bridge & Iron Company (Delaware), a Delaware corporation (the “Borrower”).

Guarantors:                        The obligations of the Borrower under the Term Facility will be guaranteed by Crystal and each of the existing and future direct and indirect subsidiaries of Crystal that is a guarantor or co-borrower in respect of the Existing Revolver, as amended by the Revolver Amendment.  The scope and provision of all guarantees provided by foreign subsidiaries shall be subject to the absence of adverse tax consequences and all applicable legal limitations, including without limitation, general statutory limitations, maintenance of capital, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, retention of title claims and similar laws and rules and regulations that limit the ability of a guarantor to provide a guarantee or may require that its guarantee by limited in scope; provided  that any subsidiary that provides a guaranty under the Existing Revolver or any other material indebtedness of Crystal shall in any event provide a guaranty of the Term Facility for so long as such other guaranty remains in effect.

Administrative

Agent:                                    Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

Joint Lead Arrangers and

Joint Book Managers:        Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) and Crédit Agricole Corporate and Investment Bank (“CACIB”) will act as joint lead arrangers and joint book managers (the “Lead Arrangers”).

Lenders:                                A syndicate of financial institutions (including Bank of America and CACIB) arranged by the Lead Arrangers, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the “Lenders”).

Term Facility:                     An aggregate principal amount of up to $1,000.0 million will be available in a single drawing on the Closing Date; provided that Term Facility may be increased to up to $1,250.0 million on or after the Closing Date (subject, in the case of any increase after the Closing Date, to customary terms and conditions including that any such increase must be on identical terms to the Loans then outstanding).

Purpose:                                The proceeds of the Term Facility shall be used to finance the Acquisition and to pay fees and expenses in connection therewith.

Closing Date:                       The date of initial funding under the Term Facility, on or before April 30, 2013 (which date shall be extended to June 30, 2013 if the Outside Date (as defined in the Transaction Agreement) shall have been extended to June 30, 2013 pursuant to Section 8.1(b)(i) of the Transaction Agreement as in effect on the date hereof) (the “Closing Date”).

Interest Rates:                    As set forth in Addendum I.

Maturity:                             The Term Facility shall terminate and all amounts outstanding thereunder shall be due and payable on the fourth anniversary of the Closing Date.

Scheduled Amortization:  The Term Facility will be subject to annual amortization of principal as follows (payable in equal quarterly installments for each respective twelve-months period): 7.5% of the original principal amount of the Term Facility during the first twelve-months period after the Closing Date, 10% of the original principal amount of the Term Facility during the second twelve-months period after the Closing Date, 10% of the original principal amount of the Term Facility during the third twelve-months period after the Closing Date, 15% of the original principal amount of the Term Facility during the fourth twelve-months period after the Closing Date, with the balance payable at maturity.

Optional

Prepayments

and Commitment

Reductions:                          The Borrower may prepay the Term Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.  The unutilized portion of the commitments under the Term Facility may be irrevocably reduced or terminated by the Borrower in whole or in part without penalty.  Any optional prepayments shall be applied in direct order of maturity to reduce the scheduled amortization payments.

Mandatory Prepayments

and Commitment

Reductions:                          None.

Conditions Precedent

To Initial Closing:              The closing and the initial extension of credit under the Term Facility will be subject to (i) satisfaction of the conditions precedent set forth in the Commitment Letter and on Exhibit E to the Commitment Letter and (ii) the Specified Representations (as hereinafter defined) being true and correct at the time of and after giving effect to the extensions of credit under the Term Facility on the Closing Date.  The representations and warranties, covenants (including affirmative, negative and financial covenants) and events of default under the Term Facility will apply from the execution of the definitive documentation in respect of the Term Facility; provided  that the accuracy of such representations and warranties, the compliance with such covenants and the absence of such defaults and events of default shall not be a condition to the funding the Term Facility on the Closing Date and shall not give the Administrative Agent or any Lender the ability to terminate the commitments prior to the funding of the Term Facility on the Closing Date.  “Specified Representations” means the representations and warranties relating to organization, corporate status, requisite power and authority; due authorization, execution and delivery and enforceability of the Term Facility; no conflict of the Term Facility with organizational documents; solvency; PATRIOT Act; OFAC; anti-terrorism and anti-money laundering; Investment Company Act status; margin stock regulations; and status of the Term Facility as senior debt.

2

Representations

and Warranties:                 Substantially identical to the Existing Revolver, as amended by the Revolver Amendment, with the addition of a representation and warranty as to OFAC and Patriot Act.

Covenants:                           Affirmative and negative covenants will be substantially identical to those set forth in the Existing Revolver, as amended by the Revolver Amendment, with additional restrictions on transactions with Unrestricted Subsidiaries and changes necessary to permit the Transaction.

Financial covenants to consist of the following, with financial definitions to be substantially identical to those set forth in the Existing Revolver, as amended by the Revolver Amendment (with add-backs for costs and expenses relating to the Transaction and related restructuring and integration costs to be agreed upon):

•         Minimum Net Worth identical to the corresponding covenant set forth in the Existing Revolver, with an automatic increase in the event that the minimum net worth covenant in any material debt of the Borrower at any time is higher.

•         Minimum Fixed Charge Coverage Ratio of 1.75:1.00 identical to the corresponding covenant set forth in the Existing Revolver, as amended by the Revolver Amendment.

•         Maximum Leverage Ratio of 3.25:1.00 with step-downs as set forth on Exhibit D.

Each of the ratios referred to above will be calculated on a pro forma consolidated basis for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such calculation of Fixed Charge Coverage Ratio shall be made for the period of time since the Closing Date and, where appropriate, annualized.  The Maximum Leverage Ratio referred to above will be tested on and after the Closing Date; the other ratios referred to above will be first tested as of the end of the first fiscal quarter ended after the Closing Date.  The calculation of all financial ratios will not give effect to any indebtedness of NEH.

3

Events of Default:              Substantially identical to the Existing Revolver, as amended by the Revolver Amendment.

Unrestricted Subsidiaries:           NEH is not subject to any of the representations and warranties, covenants, (including affirmative, negative and financial covenants) or events of default.

Assignments and

Participations:                    Assignments:  Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in a minimum amount equal to $1 million.

                                                Consents:  The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation) or (iii) the assignment is in connection with the primary syndication of the Term Facility.  The Borrower’s consent will be deemed to have been received if the Borrower fails to respond within ten business days to a request for assignment.  The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender.

                                                Assignments Generally:  An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.  Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

                                                Participations:  Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, or maturity date.

Waivers and

Amendments:                        Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Term Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Term Facility, (ii) the amendment of pro rata sharing provisions, and (iii) the amendment of the voting percentages of the Lenders and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

4

Indemnification:                 The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Term Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such indemnified party’s gross negligence or willful misconduct.  This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:                   State of New York.

Pricing/Fees/

Expenses:                               As set forth in Addendum I.

Other:                                   Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.  The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions (including with respect to Dodd-Frank and Basel III).  The agency and related provisions will conform to Bank of America’s policies when it acts as Administrative Agent.

5

ADDENDUM I

PRICING, FEES AND EXPENSES

Interest Rates:                    At the Borrower’s option, any loan under the Term Facility will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, as determined in accordance with the pricing grid set forth below or (ii) the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the Bank of America prime rate and (c) three-month LIBOR plus 1.00% plus the Base Rate Margin (as defined below).

The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the Lenders, such other period that is twelve months or less, subject to availability.  Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Ticking Fee:                          The Borrower will pay to the Administrative Agent for the ratable benefit of the Lenders, a ticking fee of 0.25% per annum, calculated on the basis of actual number of days elapsed in a year of 360 days, on the aggregate amount of the Term Facility, (i) such fee to accrue from and after the date that is 30 days following the date of the execution and delivery of the definitive loan documentation for the Term Facility (the “Term Credit Documentation”) until the earlier to occur of the initial funding of the Term Facility and the termination of the commitments under the Commitment Letter (such earliest date, the “Termination Date”) and (ii) such fee to be payable on the Termination Date.

Pricing Grid:                        The Applicable Margin means (x) 2.00% per annum until the delivery of the financial statements for the fiscal quarter ending September 30, 2013 and (y) at any time after financial statements for the fiscal quarter ending September 30, 2013 are delivered, the basis points per annum set forth in the table below opposite the Leverage Ratio (total debt/ EBITDA).  The Base Rate Margin shall be 100 basis points less than the Applicable Margin for LIBOR advances.

Leverage Ratio	Applicable Margin (bps)
> 3.00:1	250
> 2.50:1 but < 3.00:1	200
> 2.00:1 but <2.50:1	175
> 1.25:1 but < 2.00:1	150
< 1.25:1	137.5

Calculation of

Interest and Fees:               Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield

Protection:                          Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:                               The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arrangers, regardless of whether or not the Term Facility is closed.  The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

2

EXHIBIT C

SUMMARY OF TERMS AND CONDITIONS

$400.0 MILLION ADDITIONAL REVOLVER

Borrower:                            Chicago Bridge & Iron Company (Delaware), a Delaware corporation (the “Borrower”).

Guarantors and

Co-Borrowers:                    The obligations of the Borrower and its subsidiaries under the Additional Revolver will be guaranteed by Crystal and each of the existing and future direct and indirect subsidiaries of Crystal that is a guarantor in respect of the Existing Revolver, as amended by the Revolver Amendment.  Each subsidiary of Crystal that is a co-borrower under the Existing Revolver will be a co-borrower under the Additional Revolver.  The scope and provision of all guarantees provided by foreign subsidiaries shall be subject to the absence of adverse tax consequences and all applicable legal limitations, including without limitation, general statutory limitations, maintenance of capital, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, retention of title claims and similar laws and rules and regulations that limit the ability of a guarantor to provide a guarantee or may require that its guarantee by limited in scope; provided  that any subsidiary that provides a guaranty under the Existing Revolver or any other material indebtedness of Crystal shall in any event provide a guaranty of the Additional Revolver for so long as such other guaranty remains in effect.

Administrative

Agent:                                    Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

Joint Lead Arrangers and

Joint Book Managers:        Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) and Crédit Agricole Corporate and Investment Bank (“CACIB”) will act as joint lead arrangers and joint book managers (the “Lead Arrangers”).

Lenders:                                A syndicate of financial institutions (including Bank of America) arranged by the Lead Arrangers, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the “Lenders”).

Additional Revolver:        A $400.0 million revolving credit facility, available from time to time on or after the Closing Date until the fifth anniversary of the Closing Date, for the issuance of performance or financial letters of credit (each, a “Letter of Credit”) with a sublimit for borrowings in an amount equal to the greater of (x) $400.0 million or (y) 75% of the aggregate facility size.  The Additional Revolver may be increased to up to $900.0 million on or after the Closing Date (subject, in the case of any increase after the Closing Date, to customary terms and conditions including that any such increase must be on identical terms to the Loans then outstanding).   Letters of Credit will be issued by Bank of America and other Lenders reasonably acceptable to the Borrower and the Administrative Agent on terms to be set forth in the loan documentation which in the case of Letters of Credit issued by Bank of America are consistent with Bank of America’s policies and practices when it acts as a letter of credit issuer.

Purpose:                                The proceeds of the Additional Revolver shall be used to finance the Acquisition and related transactions, including to refinance any existing indebtedness of the Company, Crystal or their subsidiaries, to pay fees and expenses in connection therewith and to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:                       The date of effectiveness of definitive loan documentation, to occur on or before April 30, 2013 (which date shall be extended to June 30, 2013 if the Outside Date (as defined in the Transaction Agreement) shall have been extended to June 30, 2013 pursuant to Section 8.1(b)(i) of the Transaction Agreement as in effect on the date hereof) (the “Closing Date”).

Interest Rates:                    As set forth in Addendum I.

Maturity:                             The Additional Revolver shall terminate and all amounts outstanding thereunder shall be due and payable on the fifth anniversary of the Closing Date.

Optional

Prepayments

and Commitment

Reductions:                          Substantially similar to those set forth in the Existing Revolver, as amended by the Revolver Amendment.

Mandatory Prepayments

and Commitment

Reductions:                          Substantially similar to those set forth in the Existing Revolver, as amended by the Revolver Amendment.

Conditions Precedent

To Initial Borrowing:        The closing and the initial extension of credit under the Additional Revolver will be subject to (i) satisfaction of the conditions precedent set forth in the Commitment Letter and on Exhibit E to the Commitment Letter and (ii) the Specified Representations (as hereinafter defined) being true and correct at the time of and after giving effect to the extensions of credit under the Additional Revolver on the Closing Date.  The representations and warranties, covenants (including affirmative, negative and financial covenants) and events of default under the Additional Revolver will apply from the execution of the definitive documentation in respect of the Additional Revolver; provided  that the accuracy of such representations and warranties, the compliance with such covenants and the absence of such defaults and events of default shall not be a condition to the funding the Additional Revolver on the Closing Date and shall not give the Administrative Agent or any Lender the ability to terminate the commitments prior to the funding of the Additional Revolver on the Closing Date.  “Specified Representations” means the representations and warranties relating to organization, corporate status, requisite power and authority; due authorization, execution and delivery and enforceability of the Additional Revolver; no conflict of the Additional Revolver with organizational documents; solvency; PATRIOT Act; OFAC; anti-terrorism and anti-money laundering; Investment Company Act status; margin stock regulations; and status of the Additional Revolver as senior debt.

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Conditions Precedent to

Subsequent Extensions

of Credit:                              Consisting of the following:  (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit, and (ii) no default or event of default under the Additional Revolver shall have occurred and be continuing, or would result from such extension of credit.

Representations

and Warranties:                 Substantially identical to the Existing Revolver, as amended by the Revolver Amendment, with the addition of  a representation and warranty as to OFAC and Patriot Act.

Covenants:                           Affirmative and negative covenants will be substantially identical to those set forth in the Existing Revolver, as amended by the Revolver Amendment, with additional restrictions on transactions with Unrestricted Subsidiaries and changes necessary to permit the Transaction.

Financial covenants to consist of the following, with financial definitions to be substantially identical to those set forth in the Existing Revolver, as amended by the Revolver Amendment (with add-backs for costs and expenses relating to the Transaction and related restructuring and integration costs to be agreed upon):

•         Minimum Net Worth identical to the corresponding covenant set forth in the Existing Revolver, with an automatic increase in the event that the minimum net worth covenant in any material debt of the Borrower at any time is higher.

•         Minimum Fixed Charge Coverage Ratio of 1.75:1.00 identical to the corresponding covenant set forth in the Existing Revolver, as amended by the Revolver Amendment.

•         Maximum Leverage Ratio of 3.25:1.00 with step-downs as set forth in Exhibit D.

Each of the ratios referred to above will be calculated on a pro forma consolidated basis for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such calculation of Fixed Charge Coverage Ratio shall be made for the period of time since the Closing Date and, where appropriate, annualized.  The Maximum Leverage Ratio referred to above will be tested on and after the Closing Date; the other ratios referred to above will be first tested as of the end of the first fiscal quarter ended after the Closing Date.  The calculation of all financial ratios will not give effect to any indebtedness of NEH.

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Events of Default:              Substantially identical to the Existing Revolver, as amended by the Revolver Amendment.

Unrestricted Subsidiaries:           Nuclear Energy Holdings, L.L.C. is not subject to any of the representations and warranties, covenants, (including affirmative, negative and financial covenants) or events of default.

Assignments and

Participations:                    Substantially identical to the Existing Revolver, as amended by the Revolver Amendment.

Waivers and

Amendments:                        Substantially identical to the Existing Revolver, as amended by the Revolver Amendment.

Indemnification:                 Substantially identical to the Existing Revolver, as amended by the Revolver Amendment.

Governing Law:                   State of New York.

Pricing/Fees/

Expenses:                               As set forth in Addendum I.

Other:                                   Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction on terms consistent with Bank of America’s policies when it acts as Administrative Agent.  The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions (including with respect to Dodd-Frank and Basel III).  The agency and related provisions will conform to Bank of America’s policies when it acts as Administrative Agent.

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ADDENDUM I

PRICING, FEES AND EXPENSES

Interest Rates:                    At the Borrower’s option, any loan under the Additional Revolver will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, as determined in accordance with the pricing grid set forth below or (ii) the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the Bank of America prime rate and (c) three-month LIBOR plus 1.00% plus the Base Rate Margin (as defined below).

The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the Lenders, such other period that is twelve months or less, subject to availability.  Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Commitment Fee:                 Commencing on the Closing Date, a commitment fee of (x) until financial statements for the first full fiscal quarter after the Closing Date are delivered, 0.30% per annum, and (y) thereafter, a percentage per annum determined in accordance with the pricing grid referred to below (calculated on a 360-day basis) shall be payable on the actual daily unused portions of the Additional Revolver, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.  Swingline loans will not be considered utilization of the Additional Revolver for purposes of this calculation.

Ticking Fee:                          The Borrower will pay to the Administrative Agent for the ratable benefit of the Lenders, a ticking fee of 0.30% per annum, calculated on the basis of actual number of days elapsed in a year of 360 days, on the aggregate amount of the Additional Revolver, (i) such fee to accrue from and after the date that is 30 days following the date of the execution and delivery of the definitive loan documentation for the Additional Revolver until the earlier to occur of the satisfaction of conditions precedent to the initial funding thereunder and the termination of the commitments under the Commitment Letter (such earliest date, the “Termination Date”) and (ii) such fee to be payable on the Termination Date.

Pricing Grid:                        The Applicable Margin means (x) 2.00% per annum until the delivery of the financial statements for the fiscal quarter ending September 30, 2013 and (y) at any time after financial statements for the fiscal quarter ending September 30, 2013 are delivered, the basis points per annum set forth in the table below opposite the Leverage Ratio (total debt/ EBITDA).  The Base Rate Margin shall be 100 basis points less than the Applicable Margin for LIBOR advances.

Leverage Ratio	Applicable Margin (bps)	Commitment Fee (bps)	Performance Letter of Credit Fee (bps)
> 3.00:1	250	40	137.5
> 2.50:1 but < 3.00:1	200	30	112.5
> 2.00:1 but <2.50:1	175	25	100.0
> 1.25:1 but < 2.00:1	150	22.5	82.5
< 1.25:1	137.5	17.5	75.0

Calculation of

Interest and Fees:               Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield

Protection:                          Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Letter of Credit Fees:                In respect of financial Letters of Credit, letter of credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Additional Revolver on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Additional Revolver.

                                                In respect of performance Letters of Credit, letter of credit fees equal to (x) until financial statements for the fiscal quarter ending September 30, 2013 are delivered, 1.125% per annum, and (y) thereafter, a percentage per annum determined in accordance with the pricing grid referred to above, in each case on a per annum basis, will be payable quarterly in arrears and shared proportionately by the Lenders under the Additional Revolver.

                                                In addition, a fronting fee of 0.15% per annum will be payable to the Issuing Bank for its own account, as well as customary issuance and documentary fees.  Both the letter of credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Expenses:                               The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arrangers, regardless of whether or not the Additional Revolver is closed.  The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

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EXHIBIT D

SUMMARY OF TERMS AND CONDITIONS

REVOLVER AMENDMENT

Joint Lead Arrangers and

Joint Book Managers:        Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) and Crédit Agricole Corporate and Investment Bank will act as joint lead arrangers and joint book managers (the “Lead Arrangers”).

Closing Date:                       At least one business day prior to the earlier of (x) the consummation of the Acquisition and (y) April 30, 2013 (which date shall be extended to June 30, 2013 if the Outside Date (as defined in the Transaction Agreement) shall have been extended to June 30, 2013 pursuant to Section 8.1(b)(i) of the Transaction Agreement as in effect on the date hereof) (the “Closing Date”).

Amendments to the

following sections of

the Existing Revolver

as follows:

Section	Amendment
1.1	Exclude NEH from the definition of “Subsidiary”.

“EBITDA” definition will be amended to read as follows:

““EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) EBIT plus (ii) depreciation expense to the extent deducted in computing Consolidated Net Income, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Consolidated Net Income, plus (iv) non-cash compensation expenses for management or employees to the extent deducted in computing Consolidated Net Income, plus (v) extraordinary, unusual or non-recurring charges otherwise deducted in arriving at Consolidated Net Income for such period arising from (A) the GenOn AQC Project, in an aggregate amount not to exceed $20.1 million, incurred prior to May 31, 2012 and (B) the Dominion project in an aggregate amount not to exceed $88 million, incurred prior to May 31, 2012, plus (vi) to the extent not already included in consolidated net income, dividends and distributions actually received in cash during such period from Persons that are not subsidiaries of the Borrower plus (vii) retention bonuses paid to officers, directors and employees of the Company and its subsidiaries in connection with the Transaction not to exceed an amount to be agreed to be agreed, plus (viii) any charges, fees and expenses incurred in connection with the Transaction, the transactions related thereto, and any related issuance of Indebtedness or equity, whether or not successful, plus (ix) charges, expenses and losses incurred in connection with restructuring and integration activities in connection with the Transaction, including in connection with closures of certain facilities and termination of leases, plus (x) expenses incurred in connection with the Acquisition and relating to termination and severance as to, or relocation of, officers, directors and employees not exceeding an amount to be agreed.”

In addition, EBITDA and all related covenant calculations will exclude the part of the E&C Business that is being sold as if such sale had occurred on the first day of the relevant measurement period (as well as NEH, which will not be treated as a subsidiary).

5.3 Conditions	Delete construct of conditions applying to loan conversion/continuation
7.2(J) Use of Proceeds	Permit proceeds of drawings to be used to fund Acquisition and related transactions.
7.3(A) Subsidiary Indebtedness

Permit debt incurred or assumed in connection with the Transaction, the Facilities and the Notes, including debt of the Company and its subsidiaries permitted under the Transaction Agreement in connection with the Acquisition. Carve out NEH bonds and related obligations from clause (c) of the definition of “Indebtedness”.

7.3(A)(ix) Subsidiary Indebtedness	Permitted existing and other indebtedness basket to increase to $50 million.
7.3(A)(viii) Subsidiary Indebtedness	LCs basket increased from $60 million to $120 million.
7.3(B)(vi) Other asset sales	Increase basket from $40 million to $80 million.
7.3(C) Liens

Permit liens incurred or assumed in connection with an acquisition provided that they extend only to the property acquired and were not incurred in contemplation of the acquisition (including liens on equity interests of NEH securing NEH bonds). Permit liens and negative pledge clauses in connection with the Facilities and any takeout financing (including liens securing any Facilities to the extent required under the Commitment Letter or Fee Letter and in the case of funding into escrow, any liens on cash proceeds funded into escrow).

7.3(D) Investments	Permit the Acquisition and existing investments of the Company that are acquired in the Acquisition.
7.3(E) Contingent Obligations	Permit contingent obligations incurred or assumed in connection with the Transaction.
7.3(F) Permitted acquisitions	Permit the Acquisition. Reset basket to $200 million.
7.3(G) Transactions with Shareholders and Affiliates

Carve out to permit renewal or replacement (without any increase in the face amount) of the existing letters of credit issued in favor of NEH for the account of the Company in respect of the 2006 Bond Trust Deed (as defined in the Transaction Agreement) and payment of reasonable fees and expenses in connection with the transactions contemplated by the 2006 Bond Trust Deed and the Put Option Agreement, pledge of NEH stock, and existence and performance of related obligations in respect of the foregoing.

7.3(H) Restriction on Fundamental Changes	Carve out for any fundamental changes in connection with the Acquisition.
7.3(I) Sales and Leasebacks	Permit sales and leasebacks that are acquired in the Acquisition.
7.3(L) Corporate Documents	Carve out for amendments to corporate documents of the Company and its subsidiaries (and of Merger Sub) in connection with the Acquisition.
7.3(M) Fiscal Year	Carve out for changes to fiscal year of the Company and its subsidiaries in connection with the Acquisition.
7.3(N) Subsidiary Covenants	Carve out for any restrictions contained in Facilities, take out financing, or assumed debt or obligations of the Company and its subsidiaries.
7.3(s) Restricted Payments

Permit payments of debt assumed or incurred in connection with the Transaction, including, in the case of funding of any takeout financing into escrow, any applicable mandatory redemption thereof where the conditions to the release of proceeds from such escrow are not satisfied after the applicable period.

7.4(A) Maximum Leverage ratio

Increase maximum leverage ratio from 2.50:1.00 to 3.25:1.00 at Closing Date, and decrease by 0.25x every 2 quarters afterwards to fall back to 2.50:1.00 6 quarters after Closing Date. NEH debt will be excluded from the ratio, for the avoidance of doubt.

7.4(B) Fixed Charge ratio	During the first year following the Closing Date, the calculation of interest expense shall be made for the period of time since the Closing Date and, where appropriate, annualized.
8.1(G) Voluntary bankruptcy	Carveout for bankruptcy of the Company’s Toronto office (to the extent bankruptcy has been initiated by the Company prior to the Closing Date)
8.1(H) Judgments and Attachments

Carve out for any judgments or attachments obtained by Toshiba, Trustee or bondholders under the 2006 Bond Trust Deed (each capitalized term as defined in the Transaction Agreement) relating to the equity interests of NEH.

Increase threshold from $20 million to $40 million.

6.9, 7.2(G), 7.3(K), 8.1(K) ERISA

Carve out for funding deficiency in respect of several plans of the Company and its subsidiaries in United Kingdom and Canada, the aggregate amount of such deficiency was approximately $15.8 million as of August 31, 2011.

EXHIBIT E

CONDITIONS PRECEDENT to closing

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit E is attached.

The initial extensions of credit under the Term Facility, the funding of the Bridge Loans under the Bridge Facility, if any, the availability of the Additional Revolver and the availability of the Revolver Backstop Facility will be subject to satisfaction of the following:

(i)         The representations and warranties made by or on behalf of the Company in the Transaction Agreement and which are material to the interests of the Lenders (in their capacities as such)  shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) as of the Closing Date, but only to the extent that Crystal has the right to terminate its obligations under the Transaction Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Transaction Agreement. The Acquisition shall have been, or shall concurrently with the funding of the Facilities be, consummated in accordance with the terms of the Transaction Agreement, without giving effect to any amendment, modification, waiver or consent thereunder by Crystal or any of its affiliates that is materially adverse to the interests of the Lenders (in their capacities as such) unless such amendment or modification is approved by the Lead Arrangers (which approval shall not be unreasonably withheld or delayed); provided, that any change in purchase price or any waiver or modification of (x) the condition that Nuclear Energy Holdings, L.L.C. shall have validly exercised its put rights with respect to all of the Holdco Shares (as defined in the Transaction Agreement) under the put options agreements dated October 13, 2006 (the “Put Options Agreements”) on or prior to October 6, 2012 or (y) the condition that the E&C Sale (as defined in the Transaction Agreement as of the date hereof) shall have been consummated in accordance with the terms and conditions of the E&C Agreement (as defined in the Transaction Agreement as of the date hereof), shall be deemed to be materially adverse to the Lenders; provided further that any Permitted Transaction Agreement Amendment (as defined in the Fee Letter) shall be deemed not to be materially adverse to the Lenders.

(ii)        Since the date of the Transaction Agreement, there shall not have been any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  “Company Material Adverse Effect” means any event, occurrence, state of facts, circumstance, condition, effect, change or combination of the foregoing that (i) has a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions, or (ii) is material and adverse to the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from or is attributable to (A) any changes in general United States or global economic conditions (including securities, credit, financial or other capital markets conditions), except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any such industry, (C) any decline in the market price of the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be, a Company Material Adverse Effect), (D) any failure, in and of itself, by the Company to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be, a Company Material Adverse Effect), (E) any change in Law or GAAP (or authoritative interpretations thereof), except to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate, (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate, (G) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate and (H) the announcement or pendency of the Transactions (including any resulting contract cancellations or restructurings, delays in contract awards or failure to receive pending contract awards).  Any capitalized term in the two definitions referred to in this paragraph is used herein as defined in the Transaction Agreement.

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(iii)       The Lenders under each Facility shall have received satisfactory customary opinions of counsel to Crystal and of appropriate local counsel and customary corporate resolutions, certificates and other closing documents, which shall in any case include certified organizational documents and a copy of Transaction Agreement and good standing and incumbency certificates.

(iv)       The Lead Arrangers and the Lenders shall have received:  (A) as soon as available and in any event within 90 days (or such shorter period as shall be required by the Securities and Exchange Commission) after the end of (x) the fiscal year ending August 31, 2012, the consolidated balance sheet of the Company as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity, in each case audited by KPMG LLP and (y) the fiscal year ending December 31, 2012, the consolidated balance sheet of Crystal as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity, in each case audited by Ernst & Young LLP; (B) as soon as available and in any event within 45 days after the end of each fiscal quarter after (x) the fiscal year ended August 31, 2011, an unaudited balance sheet and related statements of operations and cash flows of the Company for such fiscal quarter and for the elapsed period of the then-current fiscal year and for the comparable periods of the prior fiscal year and (y) the fiscal year ended December 31, 2011, an unaudited balance sheet and related statements of operations and cash flows of Crystal for such fiscal quarter and for the elapsed period of the then-current fiscal year and for the comparable periods of the prior fiscal year (such financial statements described in this clause (B)(y) certified by the Chief Financial Officer or other appropriate officer of Crystal, the “Quarterly Financial Statements”); and (C) a pro forma balance sheet and related statement of operations of Crystal for the latest four-quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of operations) (the “Pro Forma Financial Statements”), all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1 (excluding Rule 3-09, 3-10 and 3-16 of Regulation S-X but including disclosures that would allow investors to understand the materiality of the guarantors, non-guarantors, non-consolidated entities and subsidiaries whose stock is pledged).

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(v)        (a) Immediately after giving effect to the Transaction, on a pro forma basis the Leverage Ratio of Crystal will be no more than 3.25:1.00, and the chief financial officer of the Borrower shall have provided a certificate to that effect including calculations in reasonable detail and (b) such chief financial officer shall have certified that the Pro Forma Financial Statements  prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of the then existing conditions.  The Company shall have unrestricted cash on hand, as of the Closing Date immediately prior to giving effect to the Acquisition, of not less than $800.0 million.

(vi)       The Closing Date shall not occur less than 20 business days after the receipt of the Information Memorandum for the Bridge Facility, the Term Facility, the Backstop Revolver and the Additional Revolver the and not less than 15 business days after the launch of the solicitation for the Required Consent.

(vii)      All fees due to the Administrative Agents, the Lead Arrangers and the Lenders under the Fee Letter, and all expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers that have been invoiced a reasonable period of time prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facilities.

(viii)     Crystal shall have retained one or more investment banks reasonably satisfactory to the Lead Arrangers to seek to place the Convertible Notes and the Notes (collectively, the “Take-out Financing”), which shall constitute the “Investment Banks”.  Crystal shall have (i) prepared one or more preliminary prospectuses, offering memoranda and private placement memoranda (all as determined by, and in a form reasonably satisfactory to, the Investment Banks but in any event including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act (excluding Rule 3-09, 3-10 and 3-16 of Regulation S-X but including disclosures that would allow investors to understand the materiality of the guarantors, non-guarantors, non-consolidated entities and subsidiaries whose stock is pledged and including financial statements of the Company and pro forma financial statements to reflect the Transaction)) relating to the Take-out Financing, and thereafter prepared supplements to or final versions of such prospectuses or private placement memoranda (promptly upon request by, and in a form reasonably satisfactory to, the Investment Banks) (collectively, the “Offering Document”), (ii) caused the independent registered public accountants of the Acquired Business to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document, (iii) caused the senior management and other representatives of Crystal and the Company to provide access in connection with due diligence investigations and to participate in a customary “road show,” for a consecutive twenty (20) business-day period, in each case commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale” after giving effect to supplemental information provided for new periods since commencement of such marketing period); provided  that such period (x) shall end on or prior to August 17, 2012 or begin on or after September 4, 2012 and (y) shall end on or prior to December 18, 2012 or begin on or after January 7, 2013; provided further that for purposes of such period no day during the period November 21-23, 2012 shall constitute a business day.  To the extent the Take-out Financing is not consummated on or prior to the Closing Date, this condition shall continue as a covenant following the Closing Date (with the references to specific dates and periods being disregarded); provided  further  that the conditions in clauses (i) through (iii) shall be required to have been satisfied no later than February 8, 2013.

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(ix)       The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, and requested by the Administrative Agent, at least five business days prior to the Closing Date.

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